UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2010

INTERNATIONAL CCE INC.

(Exact name of registrant as specified in its charter)

Delaware	333-167067	27-2197395
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2500 Windy Ridge Parkway, Atlanta, Georgia 30339

(Address of principal executive offices, including zip code)

(770) 989-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As described in Item 8.01 below, on September 3, 2010, the parties to the Consolidated Georgia Action executed a memorandum of understanding (the “MOU”) containing the terms for the parties’ agreement in principle to resolve the Consolidated Georgia Action. The MOU provides that, in consideration for the settlement of the Consolidated Georgia Action, the parties will agree to amend the Merger Agreement to reflect that (i) the Termination Fee, as defined in Paragraph 8.2(c) of the Merger Agreement is reduced from $200,000,000 to $180,000,000, (ii) Paragraph 8.2(d)(D) of the Merger Agreement is modified such that the 365 calendar day period following the termination of the Merger Agreement referred to in that paragraph is reduced to nine (9) months following the termination of the Merger Agreement, (iii) Paragraph 6.22 of the Merger Agreement is modified such that the time during which New CCE shall have the right to purchase all of TCCC’s right, title and interest in the German Entity (as defined in the Merger Agreement) is expanded from a period of eighteen (18) months to thirty-six (36) months after the date of the Merger Agreement to a period of (18) months to thirty-nine (39) months after the date of the Merger Agreement, and (iv) the survival period for the representations and warranties in the Merger Agreement as set forth in the first sentence of Paragraph 9.1 therein, with certain exceptions, is reduced from one (1) year to nine (9) months from the Closing Date, as defined in the Merger Agreement. The parties to the Merger Agreement have entered into Amendment No. 1 to the Business Separation and Merger Agreement, dated as of September 6, 2010 (the “Amendment”) which reflects these changes. The Amendment is attached hereto as Exhibit 2.1.

Item 8.01.	Other Events.

Settlement of Certain Litigation

As previously disclosed on page 79 of the proxy statement/prospectus dated August 25, 2010, under “Special Factors—Certain Litigation Matters,” on February 25, 2010, March 8, 2010 and March 10, 2010, three putative shareholder class action complaints were filed in the Superior Court of Fulton County, Georgia on behalf of all shareholders of CCE (other than defendants) challenging the proposed Merger. The action is captioned In re The Coca-Cola Shareholders Litigation (C.A. No. 2010-cv-182035) (the “Consolidated Georgia Action”). The complaint alleges that by virtue of TCCC’s stock ownership and business dealings with CCE, TCCC controls and dominates CCE and therefore owes CCE a duty of entire fairness and a duty not to misuse its control of CCE for its own ends, which TCCC breached because, among other things, the proposed Merger is unfair as to price and process. Plaintiffs further allege that the CCE directors have violated their fiduciary duties of care, loyalty, candor and good faith by pursuing the proposed Merger, which is not entirely fair to CCE shareholders because, among other things, the May 25, 2010 Form S-4 Registration Statement filed with the SEC fails to provide shareholders with the material information relevant to determine the fairness of the proposed Merger and evidences the CCE directors’ failure to appropriately consider the proposed Merger. In addition, on March 1, 2010, March 3, 2010, March 8, 2010 and March 10, 2010, five putative shareholder class action complaints were filed in the Court of Chancery of the State of Delaware on behalf of all shareholders of CCE (other than defendants) challenging the proposed Merger. The consolidated action is captioned In re Coca-Cola Enterprises, Inc. Shareholders Litigation (Consolidated C.A. No. 5291-VCN). The complaint alleges that the proposed Merger arises out of an unlawful plan and scheme for TCCC to acquire CCE’s entire North American bottling business for grossly inadequate consideration and in breach of defendants’ fiduciary duties.

On September 3, 2010, the parties to the Consolidated Georgia Action executed the MOU containing the terms for the parties’ agreement in principle to resolve the Consolidated Georgia Action. The MOU provides that, in consideration for the settlement of the Consolidated Georgia Action, the parties will agree to amend the Merger Agreement as described in Item 1.01 above. The MOU also provides that CCE and/or New CCE will make or cause to be made certain supplemental disclosures in connection with the proxy statement sent to the CCE shareowners soliciting approval of the proposed Merger. Certain of these additional disclosures are set forth below and these and other additional disclosures are set forth in a supplement to the proxy statement/prospectus that is being mailed on or about September 10, 2010, to the shareowners of record of Coca-Cola Enterprises Inc., as of the close of business on August 24, 2010. In the MOU, the defendants in the Consolidated Georgia Action acknowledge that they considered the claims raised by the plaintiff in that action in connection with the modifications to the terms of the Merger Agreement and disclosures contemplated by the MOU. The MOU provides that the parties to the Consolidated Georgia Action will use their best efforts to draft and execute a definitive stipulation of settlement that includes a plaintiff class consisting of all record and beneficial holders of CCE stock, other than defendants in the Consolidated Georgia Action and any firm, trust, corporation or other entity controlled by the defendants, during the period beginning on and including February 25, 2010, through and including the date of the consummation of the proposed Merger. If approved by the parties to the Consolidated Georgia Action and the Georgia court, the settlement will result in the dismissal with prejudice of the Consolidated Georgia Action and release by the plaintiff class of all claims under federal and state law that were or could have been asserted in the Consolidated Georgia Action or which arise out of or relate to the transactions contemplated by the proposed Merger. The MOU further provides that, in the event the Consolidated Georgia Action is dismissed in accordance with the settlement stipulation, the parties in the Consolidated Georgia Action will use their best efforts to obtain the dismissal with prejudice of the Consolidated Delaware Action within five business days of the final approval of the settlement by the Georgia court. The settlement of the Consolidated Georgia Action is subject to certain conditions set forth in the MOU and to be contained in any stipulation of settlement, including the approval of the court and completion of the proposed Merger. The defendants continue to deny any wrongdoing, liability or responsibility for the claims made in the Consolidated Georgia Action and the Consolidated Delaware Action.

CCE and its directors and TCCC vigorously deny all liability with respect to the facts and claims alleged in the lawsuits and specifically deny that any further supplemental disclosure was required under any applicable statute, regulation or law and that the directors failed to maximize shareholder value by entering into the merger agreement with TCCC. The settlement is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. However, to avoid the risk of delaying or otherwise put consummation of the Merger at risk and to provide additional information to our shareowners at a time and in a manner that would not cause delay of the Merger, CCE and its directors and TCCC agreed to the settlement described above. The parties considered it desirable that the action be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

ADDITIONAL DISCLOSURES REQUIRED BY THE MOU

Set forth below are certain additional disclosures required to be made in accordance with the MOU. The disclosures appear below the appropriate section heading that corresponds to the sections in the proxy statement/prospectus previously mailed to the shareowners of record of Coca-Cola Enterprises Inc., as of the close of business on August 24, 2010.

The Merger Agreement

Structure of the Merger

The following information is provided in addition to the information disclosed on page 112 of the proxy statement/prospectus. In connection with the Merger, TCCC will be surrendering all of its shares of CCE common stock, valued at approximately $3.4 billion (based upon a thirty day trailing average as of February 24, 2010, the date prior to the public announcement of the Merger), and assuming gross indebtedness of CCE of $8.88 billion, which together aggregate approximately $12.3 billion. In addition to the foregoing, the transaction contemplates additional elements of value for the benefit of CCE which, when taken together with the value of the shares of CCE common stock surrendered and the gross indebtedness assumed, CCE estimates equal in the aggregate approximately $13.3 billion. These additional elements of value include (1) the assumption by TCCC of CCE’s unfunded pension liabilities for North America (having an estimated approximate value of $580 million as of December 31, 2009), (2) the payment to CCE of $150 million, which represents the amount expected to be owed by TCCC in respect of certain tax benefits of CCE’s North American business, (3) a payment to CCE of approximately $91 million (after tax, or up to $145 million depending on delivery of certain tax attributes) representing CCE’s fourth quarter 2009 contributions to certain tax-qualified defined benefit plans in the United States and Canada, and (4) TCCC’s agreement that CCE not be obligated to make contributions during 2010 to such tax-qualified defined benefit plans in the United States and Canada.

Payments with Respect to Adjusted Net Working Capital

The following information is provided in addition to the information disclosed on pages 113-114 of the proxy statement/prospectus. The Target Adjusted Net Working Capital is subject to adjustment by mutual agreement of the parties in the event of a material change in the working capital needs of CCE’s North American business arising from changes in the revenues of CCE’s North American business of more than 10% of revenue in the same period in the prior year during the period between the first day of the fiscal month after the date of the Merger Agreement and the closing date of the Merger. In addition, on the closing date of the Merger, TCCC will pay to CCE an amount equal to $150 million, which represents the amount owed by TCCC for tax benefits of the North American business entities, subject to adjustment at closing of the Merger.

The Norway-Sweden Acquisition

The following information is provided in addition to the information disclosed on page 132 of the proxy statement/prospectus. Upon consummation of the Norway-Sweden Acquisition, New CCE will have expanded its territory in Europe and solidified its status as TCCC’s strategic bottling partner in Western Europe. New CCE expects to continue to operate the Norway and Sweden Companies in a substantially similar manner to the way they are currently operated. The two businesses will be integrated into New CCE’s existing European operations, but as there is no geographic overlap, the expectations are that the level of synergies will be modest relative to the scale of Norway and Sweden businesses, and not material to the overall profitability of New CCE. Correspondingly, integration costs are also expected to not be material.

The Base Purchase Price of $822 million for the Norway-Sweden Acquisition is reflective principally of the results and performance of the business of the Norway and Sweden Companies as of December 31, 2009, which was improved over the initial estimates of the results which served as the basis for an earlier preliminary calculation of the purchase price. The Norway-Sweden SPA provides for adjustment of the Base Purchase Price based on actual results at closing versus specified targets.

Related Party Transactions

Transactions Between CCE and TCCC

The following information is provided in addition to the information disclosed on page 147 of the proxy statement/prospectus. The U.S. product licensing agreements with respect to the Coca-Cola Trademark Beverages are perpetual.

Business of New CCE

Product Licensing and Bottling Agreements with Other Licensors

The following information is provided in addition to the information disclosed on page 156 of the proxy statement/prospectus. New CCE may face competition from bottlers of other soft drinks, including TCCC and bottlers in Norway and Sweden.

Unaudited Pro Forma Financial Information of New CCE

The following information is provided in addition to the information disclosed on page 162 of the proxy statement/prospectus. The assets acquired and liabilities assumed related to Norway-Sweden have been measured at fair value based on various preliminary estimates, including without limitation the fair value of the TCCC franchise licenses related to those territories.

Index to Financial Statements

Notes to Financial Statements

The following information is provided in addition to the information disclosed on page F-14 of the proxy statement/prospectus. CCE’s franchise license agreements with TCCC are the same (other than the term, which has been extended) as those that were in effect for the European segment of CCE. They are different than the U.S. cola franchise license agreements with TCCC in that the U.S. cola agreements are expressly perpetual.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Amendment No. 1, dated as of September 6, 2010, to the Business Separation and Merger Agreement, dated as of February 25, 2010, by and among Coca-Cola Enterprises Inc., International CCE Inc., The Coca-Cola Company and Cobalt Subsidiary LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA ENTERPRISES INC. (Registrant)

Date: September 7, 2010	By:	/S/ JOHN R. PARKER, JR.
	Name:	John R. Parker, Jr.
	Title:	Senior Vice President, General
Counsel and Strategic Initiatives